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                                                                      EXHIBIT 99
                             CENTRAL BANCORPORATION, INC.

                      PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints _______________, _________________, and
____________ as proxies to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of Central Bancorporation, Inc. ("Central") to be held at the offices of Central located at 777 West Rosedale, Fort Worth, Texas on January 15, 1997, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

    1.   To approve the Agreement and Plan of Reorganization dated September
16, 1996 (the "Merger Agreement") between Central and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will merge with Central and Central will become a wholly-owned subsidiary of Norwest (the "Merger"), all upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is included as Appendix A in the accompanying Proxy Statement-Prospectus; and to authorize such further action by the board of directors and officers of Bancorp as may be necessary or appropriate to carry out the intent and purposes of the Merger.


                   FOR  / /  AGAINST  / /  ABSTAIN  / /

    2. To approve certain payments to J. Andy Thompson, Chairman and Chief Executive Officer of Central, following consumation of the Merger, pursuant to an employment/noncompete agreement, a copy of which is included in Appendix B to the accompanying Proxy Statement-Prospectus.


                   FOR  / /  AGAINST  / /  ABSTAIN  / /

    3. To approve certain payments to Stuart W. Murff, President and Director of Central, following consummation of the Merger, pursuant to an employment/noncompete agreement, a copy of which is included in Appendix B to the accompanying Proxy Statement-Prospectus.


                   FOR  / /  AGAINST  / /  ABSTAIN  / /

    4. In his discretion on such matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement-Prospectus relating to the meeting.

    Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1. If no direction is supplied, the proxy will be voted "FOR" proposal 1.

                             Dated:  __________________________, 199__.

                             _______________________________________
                             (Please sign exactly as name appears at left.)

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              _______________________________________
              (If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees, or in similar capacities should so indicate.)

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.